Exhibit 99.2
                                                                    ------------


                               FOURTH QUARTER 2001
                             ANALYST CONFERENCE CALL
                                JANUARY 31, 2002


                           Millennium Chemicals Logo
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                            FOURTH QUARTER AND FULL
                             YEAR 2001 RESULTS AND
                                    OUTLOOK

                                January 31, 2002


Introduction - Good afternoon and thank you for participating in Millennium Chemicals analyst conference call and welcome to those participants on the Internet. Today we will cover results for the fourth quarter and our outlook. Speakers include Bill Landuyt, Chairman and CEO; Jack Lushefski, our SVP and Chief Financial Officer; and myself, Mickey Foster, VP of Corporate and Investor Relations.

As we announced in the invitation to this conference call, you can view the slides and listen to our presentation live by accessing our website (www.millenniumchem.com) and clicking on the Investor Relations icon.

The slides available to our Internet participants are meant as an enhancement tool and they contain information which is either in our press release or which we will discuss during this presentation.

Here are two instructions for our Internet participants:

First, in addition to asking questions on the conference call as you have traditionally done, you can ask questions by clicking on the "send question" button located on the left hand portion of your screen and we will respond to them live during the Q&A portion of this conference call.

Second, the slides will automatically move forward during the presentation on your screen.

DISCLAIMER
-------------------------------------------------------------------------------

The statements made on this conference call relating to matters that are not historical facts, are forward looking statements. Our forward-looking statements are present expectations and actual events and results may differ materially due to the impact of factors such as industry cyclicality, general economic conditions, production capacity, competitive products and prices and other risks and uncertainties detailed in the Company's SEC filings. Please note we disclaim any obligation to update our forward-looking statements.

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Before we start, our lawyers asked me to preface with our safe harbor legal statement: The statements made on this conference call relating to matters that are not historical facts, are forward looking statements. Our forward-looking statements are present expectations and actual events and results may differ materially due to the impact of factors such as industry cyclicality, general economic conditions, production capacity, competitive products and prices and other risks and uncertainties detailed in the Company's SEC filings. Please note we disclaim any obligation to update our forward-looking statements.

Bill will begin with some opening remarks, and Jack will then cover the financials. Next, I will cover TiO2, acetyls, specialty chemicals and Equistar.
Then we will be glad to answer questions. Bill....

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William M. Landuyt
Chairman & CEO

WELL POSITIONED FOR RECOVERY
--------------------------------------------------------------------------------

o        Reorganized in 2001
         -        Operational Excellence
         -        Growth and Development
         -        Shared Services
o        Aggressively managed balance sheet
         -        net debt declined
         -        working capital reduced
o        Cut costs
         -        idled high-cost sulfate plant and drove
                  manufacturing costs down
         -        reduced S,D & A

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Thanks Mickey. Let's start out with the tough news. We began the year trying to cope with extremely high-energy costs, which only began to moderate in the early summer. Pricing for our products and those of Equistar, our 29.5%-owned partnership interest fell dramatically in the second half of the year. The net result was that our wholly owned businesses basically broke even after interest last year. Accounting for our share of Equistar's loss for the year drove us into a loss position before tax.

Given these business conditions, and as I mentioned last year around this time, we have focused internally on the necessity for Millennium to direct resources into existing and newer businesses where the competitive pressure is reduced by product and service differentiation to allow substantially improved margins.

Achievement of that goal requires obtaining operational excellence and cash flow from our current high-volume chemical businesses to support our growth objectives in high growth, high margin businesses. To accomplish all this, in March of last year Millennium instituted the most significant changes to our organization in the history of our company.

First, we reorganized our businesses from separate divisions into one single company to facilitate lower costs and best practice sharing by removing overlapping functions and centralizing overall responsibility for most critical business functions.

Second, we introduced an organizational structure designed to support our focus on a two-pronged strategy to create differential value-creation.

These included the continuation of efficiency improvements through establishment of an ongoing Operational Excellence Business Team to optimize cash flow and maximize EVA from our more mature businesses; and the formation of a Growth and Development Group to drive our current and prospective new business opportunities forward.

We then established a Shared Services group to support both the Operational Excellence and Growth & Development businesses, applying best practices and learnings in a cost-effective way throughout Millennium's global operations.

This has resulted in the creation of a much leaner organization to face the current economic downturn and better prepare us for a positive step change in profitability when markets eventually recover.

Part of this effort involved an aggressive focus on cost-cutting initiatives, both manufacturing and S,D and A. I am extremely pleased at the progress we have made in these areas.

The women and men of Millennium came through in a big way in 2001. As Jack will discuss later, our spending on capital was sharply controlled as we recognized the depth of the decline in our industry. We spent about $97 million, $10 million less than last year. We did continue to fund important safety,

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environmental and cost-reduction projects. In fact, Millennium's safety performance set a company record, with a total recordable incident rate of .76, which would rank us among the best 10% of chemical companies our size.

TITANIUM DIOXIDE
Global Indexed Manufacturing Costs
----------------------------------

        1Q01    2Q01    3Q01    4Q01
US$/MT   100      97      93      92

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Using the TiO2 business as a proxy, despite the cost penalty of operating at reduced rates for much of this year to better match production with lower-than-expected demand, our quarterly trend on manufacturing cost per metric ton illustrates the progress we've made to improve our competitive cost position.

SD&A COSTS
-------------------------------------------
$mn

        1Q      2Q      3Q      4Q01    YTD
2000    46      50      57      47      200
2001    43      35      35      33      146

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We have also made the necessary and significant cutbacks in Selling, Development and Administrative costs required for being competitive compared to our peers.

As this slide illustrates, aggressive action has reduced our spending rate on overhead costs to about $140 million a year. This meant we spent an impressive $54 million less last year than we did in 2000, before our internal reorganization.

This is concrete evidence that the entire organization, manufacturing, commercial, administrative and shared services have recognized where we need to be and accepted the sacrifices that entails in order to achieve our Vision as one company, determined to achieve a common goal.

I'll now hand it over to Jack to walk you through the financial results in more detail.

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JACK LUSHEFSKI
Sr. Vice President &  CFO

Thanks Bill.

I would now like to review some details of Millennium's reported results for the fourth quarter and our financial position at the end of December 2001.

PRO FORMA EBITDA
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$mn

                        2Q00    3Q00    4Q00    1Q01    2Q01    3Q01    4Q01
Titanium Dioxide          60      55      60      50      40      42      28
Acetyls                   14      19      25       2      10       4      (4)
Specialties                8       7       5       6       6       5       3
Equistar                  77      53       4      19      27      12      10

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Millennium reported consolidated pro forma EBITDA OF $37 million for the fourth quarter of 2001 which was $57 million less than the $94 million reported for the fourth quarter of 2000 and $26 million less than reported for the third quarter of 2001. EBITDA was lower than fourth quarter levels last year for all business segments. Comparisons of fourth quarter 2001 EBITDA to third quarter 2001 levels were also unfavorable. Mickey will discuss individual business unit performance when I complete my comments.

FINANCIAL SUMMARY
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$mn, except EPS
                                   Q4                    YTD
                            2001        2000       2001       2000
EBITDA                        27          90        192        326
DDA                          (27)        (30)      (110)      (113)
Operating income              --          60         82        213
Interest                     (22)        (21)       (82)       (77)
Equistar                     (29)        (34)       (84)        39
Other/minority interest       (1)         (1)        (3)         7
Pre-tax (loss) income        (52)          4        (87)       182
Tax                           18          10         30        (60)
Net (loss) income            (34)         14        (57)       122
Normalized EPS              (.53)        .22       (.90)       1.90

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Moving to Millennium's financial summary for the fourth quarter . . . the
Financial Summary slide provides a summary P/L to arrive at normalized earnings.
- Operating income was breakeven, down considerably from the fourth quarter of last year when $60 million was earned.
- Fourth quarter net interest expense was $22 million, up by only $1 million from last year reflecting the higher interest rates on our bonds sold mid-year 2001 as part of our bank credit facility refinancing. Average net debt levels during the quarter were very similar to average net debt levels during the fourth quarter last year.
- Equistar's operations, on an after interest basis, generated a loss of $29 million for Millennium in the fourth quarter of 2001, compared to a loss of $34 million in the fourth quarter of 2000.
- The net loss for the quarter was $34 million or 53 cents per share versus net income of $14 million or 22 cents per share for the fourth quarter last year.
- The net loss for the quarter excludes $42 million of reported income related to a one-time adjustment of prior year income tax accruals.
- The normalized net loss year-to-date is $57 million or 90 cents per share compared to a profit of $122 million or $1.90 per share earned in 2000. The 2001 year-to-date figure excludes our fourth quarter income tax adjustment and reorganization and plant closure charges taken earlier this year and separately identified on Table I of our press release.


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NET INCOME AND EPS
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$mn, except EPS
                                  Q4                       2001
                           Net (loss)             Net (loss)
                             Income       EPS     Income          EPS

Reported                       8          0.13       (43)        (0.68)

Tax accrual
   adjustment                (42)        (0.66)      (42)        (0.66)

Reorganization & plant
   closure charges            --            --        24          0.37

Equistar plant closure        --            --         4          0.07

Net loss/EPS                 (34)        (0.53)      (57)        (0.90)

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Moving to slide 8 . . . this slide provides a reconciliation from reported net income or loss to the normalized figures I provided and discussed on slide 7. You can see that our income tax adjustment was the only unusual item in the fourth quarter. For the year we had that unusual item as well as reorganization and plant closure charges taken during the first half of 2001 as part of our cost reduction efforts.

NET DEBT
--------------------------------------------------------------------------------
$mn

                                                Variance
                    12/01     9/01     12/00    Q4     Yr

Debt                1,187    1,192     1,197

Less cash             114       81       107

Net debt            1,073    1,111     1,090   (38)   (17)

Equity                878      870       983

Debt/total capital   55.0%    56.1%     52.6%

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Let's move to a discussion of our balance sheet and cash flow. Net debt at the end of the year as shown on Slide 9 is $1.07 billion, a balance that is $38 million lower than our net debt balance at beginning of the quarter, and $17 million lower than net debt at the end of last year. Equity has been reduced during the year due to our net loss and unfavorable foreign asset currency translation rates. Our net debt-to-total capital percentage is 55% at the end of the year, up about 2 percentage points from the end of 2000, but down by about 1% from the end of September.

DEBT STATISTICS
--------------------------------------------------------------------------------
$mn, except ratios

                          YTD
                 2001              2000

EBITDA            192               326

Net interest       82                77

Coverage          2.3x              4.2x

Leverage          5.6x              3.3x

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EBITDA to net interest coverage for the trailing twelve months to December was
2.3 times and our net-debt to EBITDA leverage ratio was 5.6 times. These figures exclude our share of EBITDA and net interest at Equistar. Although trailing twelvemonth interest is up by $5 million from 2000, trailing twelve month EBITDA has declined considerably from 2000 due to unfavorable business conditions.

CASH FLOW
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$mn
                                            Q4               YTD
EBITDA                                      27               192
Interest and taxes                         (36)              (85)
Capital spending                           (12)              (97)
Trade working capital                       72               137
Reorganization and refinancing costs        (7)              (31)
Dividends                                   (9)              (35)
Other                                        3               (64)
Decrease in net debt                        38                17

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Turning to our cash flow summary on slide 11 . . . Cash used for capital spending declined from higher spending rates earlier in the year as we continue to defer all but the most critical or short payback discretionary projects.

- Trade working capital, defined as accounts receivable plus inventories less accounts payable, was reduced during the quarter and provided a

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         source of $72 million in cash. We paid $7 million during the quarter for reorganization and closure costs.
- We did not receive a distribution from Equistar during the quarter and net debt decreased by $38 million. Distributions from Equistar are not expected in 2002.
- Capital spending is expected to approximate $60-70 million for 2002, lower than depreciation and amortization which should be about $95 million.

In closing . . . With this challenging business environment persisting, our organization is focusing on reducing discretionary cash outlays and reducing the capital employed in our businesses. We have made significant progress. Working capital has been reduced during the quarter and the year. Our rate of spending on capex has declined significantly. All of these intense efforts will continue and are part of our business plan in 2002.

Now, I'll turn it over to Mickey who will discuss some details about performance in our business segments and at Equistar.


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Mickey Foster
Vice President Corporate & Investor
Relations

Thanks Jack.

TITANIUM DIOXIDE
EBITDA
--------------------------------------------------------------------------------
$mn

             1Q00    2Q00    3Q00    4Q00    1Q01    2Q01    3Q01    4Q01
               53      61      55      60      50      40      42      28

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The Titanium Dioxide (TiO2) segment reported fourth quarter EBITDA of $28 million compared to $60 million in the fourth quarter last year and $42 million in the third quarter of 2001. EBITDA declined due to lower prices and lower sales volumes as a result of weak global demand and seasonality.

TITANIUM DIOXIDE
Global Indexed US $ Average Price
--------------------------------------------------------------------------------
          1Q98    2Q98    3Q98    4Q98    1Q99    2Q99    3Q99    4Q99    1Q00    2Q00    3Q00  4Q00    1Q01    2Q01    3Q01  4Q01
US$/MT    100     103     108     110     107     105     104     102     104     103     104   102     104     99      96    93

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In local currencies, average fourth quarter prices were down 7 percent from last year's fourth quarter, and down 3 percent from the third quarter of 2001. In
U.S. dollar terms, the worldwide average fourth quarter price was down 9 percent from the same quarter last year and down 3 percent from the third quarter of 2001. This decline was due primarily to competitive pricing pressure.

TITANIUM DIOXIDE
Price Increases Announced
--------------------------------------------------------------------------------

Effective March 1, 2002

US                                     $0.05/lb

Canada                                 $0.10/lb

Europe, Middle East & Africa        Euro 150/mt

Australia                              A$150/mt

Latin America                           $100/mt

Brazil                                   $50/mt

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Margin levels are now unacceptably poor as TiO2 prices have fallen precipitously over the past year. Yesterday, Millennium announced worldwide TiO2 price increases ranging from 5 to 8 percent effective March 1, 2002 to begin restoring margins.

TITANIUM DIOXIDE
Sales Volume
--------------------------------------------------------------------------------

1Q00    2Q00    3Q00    4Q00    1Q01    2Q01    3Q01    4Q01
157     174     172     156     155     150     150     131

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Fourth quarter TiO2 sales volume of 131,000 metric tons was down 16 percent from the fourth quarter last year and down 13 percent from the third quarter of 2001. Annual 2001 sales volumes of 586,000 metric tons were down 11 percent from 2000. Weak global economic conditions and customers' desire to minimize year-end inventory led to lower sales volumes.



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TITANIUM DIOXIDE
Average Global Operating Rate
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1Q00    2Q00    3Q00    4Q00    1Q01    2Q01    3Q01    4Q01
95.7    91.2    98      89      88      85      86      82

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The fourth quarter's TiO2 operating rate of 82 percent on current annual nameplate capacity of 690,000 metric tons was down from 86 percent in the third quarter and 89 percent in last year's fourth quarter. Millennium is currently restricting production rates to match demand and manage inventory levels.


TITANIUM DIOXIDE
Outlook
--------------------------------------------------------------------------------



o        Market conditions remain very competitive

o        Price increases announced January 30, 2002

o        Volumes starting off weaker than last year

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Market conditions in TiO2 remain very competitive in this weak economic environment. Global TiO2 prices at the start of this year were lower than the fourth quarter average, but price increases were announced yesterday. Sales volume have begun the year weaker than last year. Millennium will continue to throttleback its plants to match market demand with supply.

ACETYLS
Fourth Quarter Highlights
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o        EBITDA loss ($4) million

o        Fixed natural gas positions added $8 million to costs

o        Pricing trends

                                          4Q01 vs 4Q00    4Q01 vs 3Q01

         -        VAM                         (23)%            (9)%

         -        Acetic acid                 (17)%            (9)%

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The Acetyls segment reported a fourth quarter EBITDA loss of ($4) million compared to earnings of $25 million in the fourth quarter last year and $4 million in the third quarter of 2001. The fourth quarter results were negatively impacted by $8 million due to unfavorable fixed-price natural gas purchase positions, which were entered into in the first quarter of 2001.

VAM prices in the fourth quarter decreased 23 percent from prices in the fourth quarter of last year and decreased 9 percent from the third quarter of 2001. Acetic acid prices in the fourth quarter decreased 17 percent from the comparable period last year and were down 9 percent from the third quarter of 2001.


ACETYLS
Outlook
--------------------------------------------------------------------------------

o Overall demand for VAM and acetic acid continues to be weak due to general global economic slowdown and customer inventory reductions

o Low natural gas and ethylene prices, as well as weak demand, keeping downward price pressure in acetic acid and VAM

o Unfavorable natural gas hedges continue to adversely affect margins through March 2002

o        1Q02 earnings expected to be similar to 4Q01

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Overall demand for VAM and acetic acid continues to be weak due to general global economic slowdown and customer inventory reductions. Low natural gas and

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ethylene prices, as well as weak demand, keeping downward price pressure in acetic acid and VAM. Unfavorable natural gas hedges continue to adversely affect margins through March 2002. First quarter 2002 earnings are expected to be similar to the fourth quarter 2001 results.

SPECIALTY CHEMICALS
Fourth Quarter Highlights
--------------------------------------------------------------------------------

o        EBITDA $3 million

o        Sales volumes down 16% from 4Q00 and down 12% from 3Q01

o        Average selling prices flat with 4Q00 and 3Q01

o        CST costs remain stable

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The Specialty Chemicals segment reported fourth quarter EBITDA of $3 million compared to $5 million in the fourth quarter last year and $5 million in third quarter of 2001. Sales volumes were down 16 percent from last year's fourth quarter and down 12 percent from third quarter of 2001.

Average selling prices were flat with last year's fourth quarter and the third quarter of 2001. The base price of crude sulfate turpentine, the key raw material, remained virtually unchanged from last year's fourth quarter and the third quarter of 2001.


SPECIALTY CHEMICALS
Outlook
--------------------------------------------------------------------------------

o        Fragrance chemicals remain competitive

o Consumer goods manufacturers remain under pressure to lower prices due to deteriorated demand

o        Difficult market climate conditions continue

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The market for fragrance chemicals remains competitive and volumes have been negatively affected by the weak global economy. Consumer goods manufacturers remain under pressure to lower prices due to deteriorated demand. We expect this difficult market climate to continue in the first quarter of 2002.

EQUISTAR
Fourth Quarter Highlights
--------------------------------------------------------------------------------

o        Post-interest equity loss of ($29) million

o        Pricing

         -        ethylene price down 13% from 3Q01

         -        polyethylene price down 10% from 3Q01

o        Polyethylene volumes down 6% from 3Q01

o        Feedstock costs

         -        heavy liquids down 34% from 3Q01

         -        NGLs down 15% from 3Q01

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Millennium's 29.5 percent stake in Equistar resulted in a fourth quarter post-interest equity loss of ($29) million compared to ($34) million of equity loss in the fourth quarter last year and a ($26) million equity loss in the third quarter of 2001. Compared to the third quarter 2001, benefits from lower feedstock costs and higher propylene prices were more than offset in the fourth quarter of 2001 by falling product prices and lower sales volumes. Ethylene prices decreased 13 percent in the fourth quarter compared to the third quarter of 2001 according to CMAI. Polyethylene prices in the fourth quarter of 2001

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decreased 10 percent compared to the third quarter of 2001 according to
ChemData. Equistar's polyethylene volumes decreased 6 percent in the fourth quarter compared to the third quarter of 2001. The cost of ethylene decreased due to lower natural gas liquid costs, lower heavy feedstock costs, and higher coproduct prices. The cost of natural gas liquids based production declined 15 percent in the fourth quarter versus the third quarter of 2001, while heavy liquid feedstocks based production decreased 34 percent according to CMAI.

EQUISTAR
Outlook
--------------------------------------------------------------------------------

o        Petrochemicals demand remains soft

o        Pricing has reached trough levels

o        Weak business conditions continued into January

o        No evidence of solid demand growth in Equistar's markets yet

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Petrochemicals demand remains soft and pricing has reached trough levels. Market demand for polyethylene remains poor given uneasiness about the U.S. economy. Weak business conditions for the industry have continued into January, and so far we have seen no evidence of solid demand growth in Equistar's markets that would cause us to expect a dramatic change in the first quarter.


Millennium Chemicals Inc.

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Thanks, and now Bill would like to take back the floor for a moment before we open it up for questions and answers.

Thanks Mickey.

Most of you will know that earlier today Lyondell and Occidental, our partners in Equistar, announced that they have agreed in principle on a proposed transaction whereby Oxy would sell its 29.5% equity interest in Equistar to Lyondell.

We are reviewing and evaluating the proposed transaction and our rights and alternatives under the Partnership agreement. We have no further comment on this matter at this time.

If you were unable to hear the entire call playback will be available until this Friday, February 1, by calling 706-645-9291, reservation #2835613 and you can access the speech and slides on the Internet at http://www.millenniumchem.com. Thanks for listening, and if you have further questions please call.